Exhibit 21.1

LIST OF SUBSIDIARIES OF VINCE HOLDING CORP.

Vince Intermediate Holding, LLC	Delaware
V Opco, LLC V Opco, LLC Branch V Opco SARL V Opco Group UK LTD Parker Holding, LLC Parker Lifestyle, LLC	Delaware France France England & Wales Delaware Delaware